Exhibit 99.1
AVERY DENNISON REPORTS FIRST QUARTER 2007 RESULTS

Highlights
•	Net sales of $1.39 billion, up 3.9% from first-quarter 2006
•	Earnings per share of $0.80, including restructuring charges of $0.02
•	Reached agreement to acquire Paxar, Inc., a global leader in providing identification solutions to the retail and apparel industry, for $1.3 billion
     PASADENA, Calif. — April 24, 2007 — Avery Dennison Corporation (NYSE:AVY) today reported first quarter net income of $79.2 million or $0.80 per share, up from $68.7 million or $0.69 per share for the first quarter of 2006. Charges associated with restructuring and asset impairment totaled $0.02 per share for the first quarter of 2007, compared to $0.06 per share for the first quarter of 2006. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)
     Net sales from continuing operations for the first quarter of 2007 were $1.39 billion, up approximately 3.9 percent from $1.34 billion for the same quarter last year. Organic sales growth, which excludes the impact of acquisitions, divestitures and foreign currency translation, was 1.3 percent. Sales growth was reduced by one percentage point due to an increase in fourth quarter 2006 orders related to a January 2007 price increase by office products, which shifted volume into the prior year.
     During the quarter, the Company realized approximately $10 million in additional savings from 2006 restructuring actions and the Company expects to realize over $40 million of incremental savings from these actions during the year. First quarter earnings included approximately $5 million in transition costs largely related to new productivity actions in 2007. Savings from these actions are expected to be realized in the second half of 2007.
     “We met our profit improvement target for the first quarter,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “We achieved strong sales increases in Europe, as well as emerging markets, where we continue to achieve double-digit growth. These results more than offset soft business conditions in North America.”
     “We are pleased that the U.S. government’s pre-merger anti-trust review of our pending acquisition of Paxar was concluded positively on April 20,” Scarborough added. “We are still waiting for clearance from regulatory agencies outside the U.S., which we believe will happen by the end of the second quarter, as well as for approval of the transaction by Paxar’s shareholders. Paxar is planning to hold its shareholder meeting early this summer.
     “Combining Paxar with Retail Information Services will enable us to compete more effectively in a rapidly evolving and highly fragmented global marketplace. The merger of the two companies will allow us to realize significant cost synergies, as well as grow faster by investing more in product innovation and providing even better service to our customers,” Scarborough said.

First Quarter Financial Highlights From Continuing Operations
(For a more detailed presentation of the Company’s results for the quarter, see First Quarter 2007 Financial Review and Analysis, posted at the Company’s Web site at www.investors.averydennison.com.)
•	Core unit volume grew an estimated 3 percent, when adjusted for a forward buy related to a January price increase in office products and the loss of certain low margin business. The effect of pricing and product mix changes was essentially neutral.

•	Operating margin (GAAP basis) was 7.1 percent, compared to 6.6 percent for the same period last year. Excluding interest expense, restructuring and asset impairment charges, operating margin improved by 10 basis points to 8.4 percent. (See Attachment A-3: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)

•	The effective tax rate was approximately 20 percent, in line with the Company’s expectations.
Segment Highlights
(See Attachment A-5: “Preliminary Supplementary Information, Reconciliation of GAAP to Non-GAAP Supplementary Information” for adjusted operating margins included below.)
•	Pressure-sensitive Materials reported sales of $860 million, up 9.2 percent from $787 million. Organic sales growth for the segment was approximately 5 percent. The growth rate accelerated internationally, compared to the fourth quarter. Following a weak start to the first quarter, the sales trend in the U.S. roll materials business improved in March. Segment operating margin (GAAP basis) was 9.5 percent, compared to 8.4 percent for the same period last year. Before restructuring and asset impairment charges, operating margin increased 80 basis points to 9.7 percent.

•	Office and Consumer Products sales declined 10.6 percent to $214 million. Organic sales decline for the segment was approximately 9 percent, including an estimated 5 percent reduction in sales due to the forward buy in the fourth quarter of 2006, related to a January price increase. Segment operating margin (GAAP basis) was 12.4 percent, compared to 14.9 percent for the same period last year. Operating margin before restructuring charges declined 270 basis points to 12.6 percent. This included costs of $4 million, or 70 percent of the margin decline, largely related to new productivity improvement actions in 2007.

•	Retail Information Services sales grew 1.6 percent to $156 million. Organic sales decline for the segment was approximately 1 percent, reflecting a reduction in sales for woven label and fastener product lines. Segment operating margin (GAAP basis) was 4.6 percent, compared to 4.9 percent for the first quarter of 2006. Operating margin before restructuring and asset impairment charges declined 180 basis points to 4.6 percent.

Outlook for the Year
Reflecting first quarter earnings, Avery Dennison announced that it expects reported (GAAP) earnings for 2007 to be in the range of $3.95 to $4.25 per share, including an estimated $0.05 to $0.10 per share in restructuring and asset impairment charges related to ongoing productivity improvement efforts. Plans for these efforts have not been finalized; actual charges may exceed this range as planning continues. Excluding these items, the Company expects full year earnings per share for 2007 to be in the range of $4.05 to $4.30 per share. (See Attachment A-4: “Preliminary Reconciliation of GAAP to Non-GAAP Measures”.)
     The Company’s earnings expectations reflect an assumption of reported revenue growth from continuing operations in the range of 2 to 5 percent, including an estimated 2 to 3 percent benefit from currency translation. These expectations exclude the impact of the pending Paxar acquisition.
(For a more detailed presentation of the Company’s assumptions underlying its 2007 earnings expectations, see First Quarter 2007 Financial Review and Analysis, posted at the Company’s Web site at www.investors.averydennison.com.)
Note: Throughout this release, all calculations of amounts on a per share basis reflect fully diluted shares outstanding.
     Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.
# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
     Certain statements contained in this news release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the Canadian Department of Justice and the Australian Competition and Consumer Commission investigations into industry competitive practices, and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof or of the concluded investigations by the U.S. Department of Justice (“DOJ”) and the European Commission (including purported class actions seeking treble damages for alleged unlawful competitive practices, and a purported class action related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.
     Forward looking statements pertaining to Avery Dennison’s pending acquisition and integration of Paxar include statements relating to expected synergies, cost savings, timing, and execution of integration plans. Risks, uncertainties and assumptions pertaining to the transaction include the possibility that the market for and development of certain products and services may not proceed as expected; that the Paxar acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the proposed acquisition, the businesses of the companies suffer due to uncertainty or diversion of management attention; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies and cost reductions, in the time and at the cost anticipated or at all; acquisition of unknown liabilities; effects of increased leverage; and other matters that are referred to in the parties’ SEC filings.
     The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) the impact of economic conditions on underlying demand for the Company’s products; (2) the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; (3) the degree to which higher raw material and energy-related costs can be passed on to customers through selling price increases (and previously implemented selling price increases can be sustained), without a significant loss of volume; (4) potential adverse developments in legal proceedings and/or investigations regarding competitive activities, including possible fines, penalties, judgments or settlements; and (5) the ability of the Company to achieve and sustain targeted cost reductions.
     For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Form 10-K, filed on February 28, 2007, with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.
For more information and to listen to a live broadcast or an audio replay of the
1st Quarter conference call with analysts, visit the Avery Dennison Web site at
www.investors.averydennison.com

AVERY DENNISON
PRELIMINARY CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended
	Mar. 31, 2007	Apr. 01, 2006

Net sales	$1,389.9	$1,337.2

Cost of products sold	1,025.5	982.0

Gross profit	364.4	355.2

Marketing, general & administrative expense	248.3	244.8

Interest expense	15.1	14.5

Other expense (1)	2.1	7.6

Income from continuing operations before taxes	98.9	88.3

Taxes on income	19.7	19.4

Income from continuing operations	79.2	68.9

Loss from discontinued operations, net of taxes	—	(0.2)

Net income	$79.2	$68.7

Per share amounts:
Net income per common share, assuming dilution

Continuing operations	$0.80	$0.69

Discontinued operations	—	—

Net income per common share, assuming dilution	$0.80	$0.69

Average common shares outstanding, assuming dilution	98.8	100.1

Common shares outstanding at period end	97.9	99.8

(1)	Other expense for the first quarter of 2007 includes $2.1 of restructuring costs.

Other expense for the first quarter of 2006 includes $7.2 of restructuring costs and asset impairment charges and $.4 for legal accrual related to a patent lawsuit.
-more-

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulations G and S-K
Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, GAAP financial measures. These non-GAAP financial measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.
The Company’s non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP measures, may make it difficult to assess the underlying performance of the Company in a single period. By excluding certain accounting effects, both positive and negative (e.g. gains on sales of assets, restructuring charges, asset impairments, etc.), from certain of the Company’s GAAP measures, the Company believes that it is providing meaningful supplemental information to facilitate an understanding of the Company’s “core” or “underlying” operating results. These non-GAAP measures are used internally to evaluate trends in the Company’s underlying business, as well as to facilitate comparison to the results of competitors for a single period.
Limitations associated with the use of the Company’s non-GAAP measures include (1) the exclusion of items that recur from time to time (e.g. restructuring, asset impairment charges, discontinued operations, etc.) from calculations of the Company’s earnings and operating margin; (2) the exclusion of interest expense from the calculation of the Company’s operating margin; and (3) the exclusion of any mandatory debt service requirements, as well as the exclusion of other uses of the cash generated by operating activities that do not directly or immediately support the underlying business (such as discretionary debt reductions, dividends, share repurchase, acquisitions, etc.) for calculation of free cash flow. While some of the items the Company excludes from GAAP measures recur, these items tend to be disparate in amount and timing. Based upon feedback from investors and financial analysts, the Company believes that supplemental non-GAAP measures provide information that is useful to the assessment of the Company’s performance and operating trends.
The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.
-more-

AVERY DENNISON
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended
	Mar. 31, 2007	Apr. 01, 2006

Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,389.9	$1,337.2

Income from continuing operations before taxes	$98.9	$88.3

GAAP Operating Margin	7.1%	6.6%

Income from continuing operations before taxes	$98.9	$88.3

Non-GAAP adjustments:

Restructuring costs	2.1	5.4

Asset impairment charges	—	1.8

Other (1)	—	0.4

Interest expense	15.1	14.5

Adjusted non-GAAP operating income before taxes and interest expense	$116.1	$110.4

Adjusted Non-GAAP Operating Margin	8.4%	8.3%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$79.2	$68.7

Non-GAAP adjustments, net of taxes:

Restructuring costs	1.7	4.2

Asset impairment charges	—	1.4

Other	—	0.3

Loss from discontinued operations	—	0.2

Adjusted Non-GAAP Net Income	$80.9	$74.8

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution	$0.80	$0.69

Non-GAAP adjustments per share, net of taxes:

Restructuring costs	0.02	0.04

Asset impairment charges	—	0.02

Other	—	—

Loss from discontinued operations	—	—

Adjusted Non-GAAP income per common share, assuming dilution	$0.82	$0.75

Average common shares outstanding, assuming dilution	98.8	100.1

(1)	2006 QTD includes legal accrual related to a patent lawsuit of $.4.
-more-

AVERY DENNISON
PRELIMINARY RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Full Year 2007 Estimates)

	Updated	Previous
	Guidance	Guidance

Reconciliation of GAAP to Non-GAAP Earnings Per Share Guidance:

Reported (GAAP) Earnings Per Share	$3.95 — $4.25	$3.90 — $4.30

Add Back:
Estimated Restructuring and Asset Impairment Charges	$0.05 — $0.10	$0.05 — $0.10

Adjusted (non-GAAP) Earnings Per Share	$4.05 to $4.30	$4.00 to $4.35
-more-

AVERY DENNISON
PRELIMINARY SUPPLEMENTARY INFORMATION
(In millions)

	(UNAUDITED)
	First Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2007	2006	2007(1)	2006(2)	2007	2006

Pressure-sensitive Materials	$860.0	$787.2	$81.9	$65.9	9.5%	8.4%
Office and Consumer Products	214.4	239.9	26.5	35.8	12.4%	14.9%
Retail Information Services	156.3	153.8	7.2	7.6	4.6%	4.9%
Other specialty converting businesses	159.2	156.3	10.9	6.2	6.8%	4.0%
Corporate Expense	N/A	N/A	(12.5)	(12.7)	N/A	N/A
Interest Expense	N/A	N/A	(15.1)	(14.5)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,389.9	$1,337.2	$98.9	$88.3	7.1%	6.6%

(1)	Operating income for the first quarter of 2007 includes restructuring costs of $2.1, of which the Pressure-sensitive Materials segment recorded $1.5 and the Office and Consumer Products segment recorded $.6.

(2)	Operating income for the first quarter of 2006 includes $7.2 of restructuring costs and asset impairment charges and $.4 for legal accrual related to a patent lawsuit; of the total $7.6, the Pressure-sensitive Materials segment recorded $4, the Office and Consumer Products segment recorded $.8, the Retail Information Services segment recorded $2.3 and Corporate recorded $.5.
Certain prior year amounts have been reclassified to conform with the 2007 financial statement presentation.
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	First Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2007	2006	2007	2006

Pressure-sensitive Materials
Operating income, as reported	$81.9	$65.9	9.5%	8.4%
Non-GAAP adjustments:
Restructuring costs	1.5	2.6	0.2%	0.3%
Asset impairment charges	—	1.0	—	0.1%
Legal accrual related to patent lawsuit	—	0.4	—	0.1%

Adjusted non-GAAP operating income	$83.4	$69.9	9.7%	8.9%

Office and Consumer Products
Operating income, as reported	$26.5	$35.8	12.4%	14.9%
Non-GAAP adjustments:
Restructuring costs	0.6	0.8	0.2%	0.4%

Adjusted non-GAAP operating income	$27.1	$36.6	12.6%	15.3%

Retail Information Services
Operating income, as reported	$7.2	$7.6	4.6%	4.9%
Non-GAAP adjustments:
Restructuring costs	—	2.0	—	1.3%
Asset impairment charges	—	0.3	—	0.2%

Adjusted non-GAAP operating income	$7.2	$9.9	4.6%	6.4%

-more-

AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	(UNAUDITED)
	Mar. 31, 2007	Apr. 01, 2006

ASSETS
Current assets:
Cash and cash equivalents	$57.9	$39.1
Trade accounts receivable, net	912.0	836.7
Inventories, net	494.6	460.5
Other current assets	212.4	169.8

Total current assets	1,676.9	1,506.1

Property, plant and equipment, net	1,311.6	1,280.9
Goodwill	718.8	676.6
Intangibles resulting from business acquisitions, net	93.4	96.8
Other assets	529.1	582.1

	$4,329.8	$4,142.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term and current portion of long-term debt	$620.1	$376.4
Accounts payable	598.1	606.2
Other current liabilities	453.2	454.1

Total current liabilities	1,671.4	1,436.7

Long-term debt	501.6	720.8
Other long-term liabilities	436.5	420.5
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	857.1	772.7
Retained earnings	2,179.3	1,971.2
Accumulated other comprehensive loss	(29.0)	(80.6)
Cost of unallocated ESOP shares	(5.7)	(7.7)
Employee stock benefit trusts	(551.6)	(577.0)
Treasury stock at cost	(853.9)	(638.2)

Total shareholders’ equity	1,720.3	1,564.5

	$4,329.8	$4,142.5

-more-

AVERY DENNISON
PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	(UNAUDITED)
	Three Months Ended
	Mar. 31, 2007	Apr. 01, 2006

Operating Activities:
Net income	$79.2	$68.7

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38.5	39.0
Amortization	10.0	10.7
Deferred taxes	(0.1)	0.1
Net loss on sale of assets and asset impairments	2.3	1.2
Stock-based compensation	5.1	8.5
Other non-cash items, net	(2.5)	(4.9)

	132.5	123.3
Changes in assets and liabilities	(120.6)	(101.6)

Net cash provided by operating activities	11.9	21.7

Investing Activities:
Purchase of property, plant and equipment	(56.4)	(51.5)
Purchase of software and other deferred charges	(15.0)	(8.8)
Proceeds from sale of assets	1.7	0.9
Proceeds from sale of businesses and investments	—	4.3
Other	—	(1.0)

Net cash used in investing activities	(69.7)	(56.1)

Financing Activities:
Net increase in borrowings (maturities of 90 days or less)	139.1	8.5
Payments of debt (maturities longer than 90 days)	(0.1)	(1.1)
Dividends paid	(42.7)	(42.8)
Purchase of treasury stock	(58.4)	—
Proceeds from exercise of stock options, net	15.5	5.8
Other	3.9	4.0

Net cash provided by (used in) financing activities	57.3	(25.6)

Effect of foreign currency translation on cash balances	(0.1)	0.6

Decrease in cash and cash equivalents	(0.6)	(59.4)

Cash and cash equivalents, beginning of period	58.5	98.5

Cash and cash equivalents, end of period	$57.9	$39.1

####